SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 6, 2005


                                West Marine, Inc.

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             (Exact name of registrant as specified in its charter)



     Delaware                       0-22512                     77-0355502
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(State or other                (Commission File             (I.R.S. Employer
jurisdiction of                 Number)                      Identification No.)
incorporation)



                            500 Westridge Drive 95076
                             Watsonville, California

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               (Address of principal executive offices) (Zip Code)



                                 (831) 728-2700

                             -----------------------

              (Registrant's telephone number, including area code)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act
     (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
     (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
     Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

On July 6, 2005, West Marine, Inc. announced its net sales for the 13-week period (second quarter) ended July 2, 2005 and for the 26-week period ended July 2, 2005. A copy of this press release is attached hereto as Exhibit 99.1.


Item 9.01.        Financial Statements and Exhibits.

                  (a)      Not Applicable.

                  (b)      Not Applicable.

                  (c)      Exhibits:

                  99.1 Press Release dated July 6, 2005 (furnished pursuant to Item 2.02 of Form 8-K)

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           WEST MARINE, INC.





Date:  July 6, 2005                        By:  /s/ Eric Nelson
                                                -----------------------------
                                                Eric Nelson
                                                Senior Vice President and
                                                Chief Financial Officer

                                                                 Exhibit 99.1


Contacts:  West Marine, Inc.
Eric Nelson, Senior Vice-President and Chief Financial Officer
(831) 761-4489
Russell Solt, Director of Investor Relations
(831) 761-4229



                  WEST MARINE REPORTS SECOND QUARTER 2005 SALES


WATSONVILLE, CA, July 6, 2005 - West Marine, Inc. (Nasdaq: WMAR) today reported that net sales for the thirteen weeks ended July 2, 2005 were $253.5 million, an increase of 0.4% from net sales of $252.6 million a year ago. Comparable store sales for the second quarter of 2005 decreased (3.5%), compared to a comparable store sales increase of 4.6% reported for the second quarter a year ago. Second quarter comparable store sales by region were as follows:

                   2005             2004

Northeast         (6.5%)            5.0%
Southeast          2.1%             2.2%
Western           (5.5%)            7.2%

Net sales for the twenty-six weeks ended July 2, 2005 were $378.9 million, a decrease of (0.8%) from net sales of $381.8 million for the same period a year ago. Comparable store sales for the latest twenty-six weeks decreased (4.6%), compared to a comparable store sales increase of 6.2% reported for the same period a year ago.

Peter Harris, CEO of West Marine, said, "As one would expect, continuing poor weather in April and May on both coasts dampened second quarter sales, especially when compared to the great spring weather we enjoyed last year. Unlike last year, many boats in our Northeast region, from the mid-Atlantic up through the northeastern seaboard and across to the Great Lakes, remained in storage until June. Although sales picked up along with better weather in June, we still had a disappointing second quarter."

"While a poor second quarter for us has sometimes been followed by a better third quarter, not achieving such a rebound early on could result in a reduction in our earnings forecast for the year 2005 in the range of ($0.15) per share. We will update our guidance for the year in our upcoming second quarter earnings conference call on Thursday, July 28, 2005."

West Marine is the country's favorite retailer of boating supplies and accessories, with nearly 400 West Marine stores and BoatU.S. Marine Centers in 38 states, Puerto Rico and Canada. Our catalog and Internet channels offer customers approximately 50,000 products - far more than any competitor - and the convenience of exchanging catalog and Internet purchases at our retail stores. For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

Special Note Regarding Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements that relate to West Marine's future plans, expectations, objectives, performance, and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include the Company's ability to increase sales at its existing stores and expand through the opening of new stores, competitive pricing pressures, inventory management and shrink issues, the market share erosion faced by the Company's Direct Sales division as West Marine and its competitors open new stores, the level of consumer spending on recreational water sports, boating supplies and fluctuations in fuel prices. The Company's operations could be adversely affected if unseasonably cold weather, prolonged winter conditions, natural disasters, such as hurricanes, or extraordinary amounts of rainfall occur during the peak boating season in the second and third quarters, and other risk factors described from time to time in West Marine's filings with the Securities and Exchange Commission, including West Marine's quarterly report on Form 10-Q for the period ended April 2, 2005. West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.